Exhibit 99.1

News Release

Contact:	Constance C. Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES THIRD QUARTER 2008 RESULTS AND RECENT COMPANY ACCOMPLISHMENTS AND ANNOUNCES RESTRUCTURING OF OPERATIONS

Recent Events:

•                  Results from the Phase 2a MB07803 clinical trial showing significant reductions of fasting plasma glucose in patients with type 2 diabetes were presented at The World Congress on Controversies to Consensus in Diabetes, Obesity and Hypertension

•                  Clinical trial was initiated to evaluate the safety of higher doses of MB07803 in patients with type 2 diabetes

•                  Additional data from the successful Phase 1b clinical trial for MB07811 demonstrated reductions in ApoB and Lp(a) in a dose-dependent manner in addition to the previously reported reduction in LDL cholesterol and triglycerides

•                  The Company is preparing to initiate a 12-week Phase 2a clinical trial for MB07811 in patients after the first of the year

•                  Collaboration was formed with Roche to develop compounds for HCV using Metabasis’ proprietary liver-targeting technology

•                  Restructuring of operations was announced, resulting in reduction in work force of 35 employees and closing of Ann Arbor facility to align resources with modified strategic objectives and reduce costs

SAN DIEGO, CA – November 12, 2008 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX), announced today its financial results for the third quarter ended September 30, 2008 and commented on third quarter results and recent company events and accomplishments.

Financial Results:

Revenue was $1.4 million for the third quarter of 2008, down from $2.7 million for the third quarter of 2007. The $1.3 million decrease in the third quarter of 2008 was a result of lower license fee and sponsored research revenue due to the completion of the research portion of the Company’s collaboration with Idenix, and lower recognized license fee revenue as a result of the extension of the Merck AMPK collaboration agreement and corresponding period over which the revenue was recognized.  These decreases were partially offset by license fee and sponsored research revenue recognized in connection with the Roche collaboration established in August 2008.  Revenue was $3.0 million for the nine months ended September 30, 2008, compared with $7.7 million for the nine months ended September 30, 2007. The $4.7 million decrease was mainly due to the completion of the Idenix collaboration described above and the termination of the Company’s former collaboration arrangement with Schering Corporation, partially offset by license fee and sponsored research revenue related to the Roche collaboration.

-More-

Metabasis Therapeutics Announces Third Quarter 2008 Results

Research and development expenses were $8.5 million for the third quarter of 2008, compared with $10.9 million for the third quarter of 2007. Research and development expenses were $27.9 million for the nine months ended September 30, 2008, compared with $31.4 million for the nine months ended September 30, 2007. The decreases for the quarter and the nine-month period compared with the prior year periods were mainly due to a decrease in clinical and development expenses for the MB07803, MB07811 and MB07133 programs, partially offset by increases in personnel related costs, depreciation and occupancy costs.

General and administrative expenses were relatively unchanged at $2.7 million for the third quarter of 2008, compared with $2.8 million for the third quarter of 2007. General and administrative expenses were $7.7 million for the nine months ended September 30, 2008, compared with $9.3 million for the nine months ended September 30, 2007. The $1.6 million decrease for the nine-month period compared with the prior year period was mainly due to a decrease in depreciation, occupancy costs and non-cash stock-based compensation.

Net loss for the third quarter of 2008 was $9.8 million or $0.28 per share compared to a net loss of $10.5 million or $0.34 per share in the third quarter of 2007. Net loss for the nine months ended September 30, 2008 was $32.5 million or $0.97 per share compared to a net loss of $30.9 million or $1.01 per share for the prior year period.

As of September 30, 2008, Metabasis had $32.8 million in cash, cash equivalents and securities available-for-sale compared to $42.4 million as of December 31, 2007. The decrease is primarily attributable to the use of cash to fund ongoing operations, net of proceeds from the warrant exchange and concurrent private placement completed in April 2008, the venture debt transaction completed in March 2008 and up-front fees received from the newly established collaboration with Roche.

Recent Company Highlights

•                  Results Presented on Phase 2a Clinical Trial for MB07803

The results of the Phase 2a clinical trial for MB07803 were presented by Alan J. Garber, M.D., Ph.D., at The World Congress on Controversies to Consensus in Diabetes, Obesity and Hypertension (CODHy) held in Barcelona. Dr. Garber serves as Professor in the Departments of Medicine, Biochemistry and Molecular Biology, and Molecular and Cellular Biology, at Baylor College of Medicine in Houston, Texas. MB07803 is Metabasis’ FBPase inhibitor product candidate for the treatment of type 2 diabetes. As previously reported, the primary efficacy endpoint of the clinical trial was achieved with administration of MB07803 once daily.  As further reported in the presentation at CODHy, administration of MB07803 at 200 mg resulted in a statistically significant and clinically meaningful placebo-adjusted reduction in fasting plasma glucose (FPG) of -28.9 mg/dL from baseline at day 28 (p=0.0177).  In the subgroup of patients with starting FPG over 180 mg/dL in the 200 mg dosing arm, the placebo-adjusted reduction in FPG from baseline was -49.7 mg/dL (p=0.0099) at day 28. MB07803 was safe and well tolerated in this clinical trial. The overall adverse event profile was similar to that of the placebo. No patients experienced an adverse event related to hyperlacticemia based on pre-specified criteria of two consecutive measures of fasting plasma lactate levels >4.5 mM.  No cases of lactic acidosis occurred and there were no significant gastrointestinal adverse events or drug-related hypoglycemia.

Metabasis Therapeutics Announces Third Quarter 2008 Results

•                  Dosing Trial for MB07803 Initiated

Based on experience with this drug class, the Company believes that a modest increase in drug exposure relative to that achieved in the Phase 2a clinical trial may result in even greater glucose lowering. To explore this possibility, the Company initiated a clinical trial designed to evaluate the safety of MB07803 administered to patients for 14 days at doses expected to result in higher drug exposures.  This clinical trial is expected to enroll at least 40 patients and to be completed early next year. The results will be used to support dose selection for future clinical trials, including the Phase 2b clinical trial that the Company plans to conduct in collaboration with a partner.

•                  Additional Data Reported from the Phase 1b Clinical Trial for MB07811

Earlier this year, the Company announced initial results of its 14-day, Phase 1b multiple-dose clinical trial in subjects with mild hypercholesterolemia, which showed that over 14 days, MB07811 was safe and well tolerated in this trial across the seven doses tested, ranging from 0.25 mg up to 40 mg per day.  In addition, dose-related reductions in fasting low-density lipoprotein cholesterol (LDL-C) and fasting triglyceride (TG) levels at day 15 were reported. Since that initial announcement, continued evaluation of the clinical trial results have provided evidence that MB07811 treatment resulted in statistically significant reductions in two other measures of atherosclerotic risk. The results showed placebo-adjusted dose-dependent reductions in ApoB of 9-40% and lipoprotein (a) [Lp(a)] of 28-56% at doses of 2.5 mg and above. Metabasis plans to initiate a 12-week Phase 2a clinical trial of MB07811 in patients early next year.

•                  Company Restructures Operations and Implements a Reduction in Force

Metabasis also announced today a restructuring of operations that will result in a reduction of 35 employees, which represents approximately 30% of its total workforce, and the closing of the satellite facility in Ann Arbor, Michigan. The restructuring is a result of a strategic realignment to preserve cash and reduce ongoing general and administrative and research and development operating expenses with more reliance on third party providers to allow greater flexibility in controlling costs. The Company anticipates incurring restructuring charges of approximately $1.7 million, primarily associated with personnel-related termination costs. The majority of these costs will be recognized during the fourth quarter of 2008. The main goals of the Company’s strategic plan remain unchanged including the further clinical evaluation of its core assets, MB07811 and MB07803, with a focus on achieving key clinical milestones, continuing its efforts in other research programs and pursuing its business development initiatives as a means of accelerating and funding these operating activities. In addition, the Company may pursue partnering opportunities on certain programs at an earlier stage of development than originally planned under the strategic plan.  As a result of the restructuring, Dr. Howard Foyt, vice president, clinical development and Constance Bienfait, vice president, investor relations and corporate communications will leave Metabasis to pursue other opportunities, and Dr. Barry Gumbiner will be promoted to vice president, clinical development and chief medical officer.

“We made progress on our clinical and preclinical programs for metabolic disorders this quarter,” commented Dr. Paul Laikind, president and chief executive officer. “We were delighted to have Dr. Garber present the results from our Phase 2a clinical trial for MB07803, showing it to be safe and well tolerated in this trial while providing an impressive reduction in fasting plasma glucose levels, including in patients with more established disease. Moreover, we believe that greater glucose lowering may be achieved at higher doses, and we are now evaluating the safety of higher exposure levels in patients. With regard to our novel product

Metabasis Therapeutics Announces Third Quarter 2008 Results

candidate for hyperlipidemia, MB07811, significant dose-dependent reductions in both ApoB and the atherosclerotic risk factor Lp(a) were seen in the Phase 1b clinical trial, along with the significant, dose-related reductions in LDL-C and TGs we reported earlier. A lipid lowering profile that includes significant reductions in LDL-C, TGs and Lp(a) could provide physicians with an important new approach for controlling disease in patients at risk for cardiovascular events, should MB07811 be approved. We are preparing to initiate a 12-week Phase 2a clinical trial for MB07811 and expect to enroll the first patients early next year.

“We are also continuing our efforts on the partnering front, an important element of our strategy to further develop our product candidates and bolster our balance sheet, which is especially important in these difficult capital market conditions.  In August, we were pleased to announce an agreement under which we are collaborating with Roche in an effort to discover a new treatment for HCV by applying our HepDirect® liver-targeting technology to certain Roche compounds. Importantly, we are in discussions with companies regarding strategic collaborations for certain of our other assets and hope to have additional progress in this area to report by the end of this year.

“Our excitement about our continued progress with our pipeline and business development is tempered by today’s announcement of our restructuring and reduction in force.  This action is a very difficult and disappointing necessity given the challenging financial environment under which we are operating. As a result, we have adjusted our strategic objectives including outsourcing certain components of our projects to third parties.  It is important to note that we remain committed to continued development of MB07803 and MB07811 and will continue our efforts to discover and recommend for development important new therapies either independently or with current and future partners.  In fact, notwithstanding the reduction in force, we expect to reach value-driving milestones on both core clinical programs, and expect to recommend several new compounds for clinical development over the next 18 months.  Our goal is to combine the cost savings from the restructuring, current cash, and proceeds from potential milestones from our current partnerships with one or more additional partnerships to support operations through next year without reliance on the equity markets. In the event that we fail to receive any of the expected milestone payments and/or are unsuccessful with our current business development efforts, our current resources would allow us to operate until around the middle of 2009.”

Conference Call:

The Metabasis management team will host a conference call and live webcast to discuss third quarter 2008 financial results at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) tomorrow, November 13, 2008. Individuals interested in participating in the call may do so by dialing 866-356-3093 for domestic callers and 617-597-5381 for international callers. Please specify to the operator “Metabasis” when asked for a passcode. The conference call will be webcast live on the Metabasis website at www.mbasis.com, under the Investors section, and will be archived there for 30 days following the call. Please connect to Metabasis’ website several minutes prior to the start of the call to ensure adequate time for any necessary software download.

About Metabasis (www.mbasis.com):

Metabasis is a biopharmaceutical company using its proprietary technologies, scientific expertise and unique capabilities for targeting the liver and liver pathways to develop novel therapies to treat metabolic and other diseases. The Company has established a broad pipeline of product candidates and advanced research programs targeting large markets with significant unmet needs. Metabasis’ core area of focus is on the discovery and development of product candidates to treat metabolic diseases such as hyperlipidemia and diabetes, among others.

Metabasis Therapeutics Announces Third Quarter 2008 Results

Although not a core focus of the Company, Metabasis has also discovered and is developing product candidates indicated for the treatment of liver diseases such as hepatitis and primary liver cancer, which it now intends to license or sell. All product candidates have been developed internally using proprietary technologies.

Forward-looking Statements:

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Metabasis’ progress on its strategic goals and pursuit of its corporate objectives; the completion and results of clinical trials for MB07803 and MB07811 and timelines and expectations for additional clinical trials of those product candidates; the potential efficacy and benefits of, and the potential market for, Metabasis’ product candidates; the status of ongoing and future partnering activities including the newly established collaboration with Roche and collaborations being sought for other programs and product candidates; and the impact of the reorganization and reduction in force, including the company’s ability to reach milestones and recommend compounds for clinical development notwithstanding the reduction in force. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from preclinical studies and early clinical trials does not necessarily mean later clinical trials will succeed; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; serious adverse side effects or inadequate efficacy of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; the risk that Metabasis will not be able to build more value or retain rights for direct commercialization of its product candidates; Metabasis’ dependence on its licensees and collaborators for the clinical development and registration of, as well as information relating to, certain of its product candidates; potential conflicts with collaborators that could delay or prevent the development or commercialization of Metabasis’ product candidates; the scope and validity of intellectual property protection for Metabasis’ product candidates, proprietary technologies and their uses; competition from other pharmaceutical or biotechnology companies; Metabasis’ ability to obtain additional financing to support its operations; ability to generate financing through partnerships; maintaining compliance with Nasdaq Global Market continued listing requirements and other factors discussed in the “Risk Factors” section of Metabasis’ Quarterly Report on Form 10-Q for the three months ended September 30, 2008 and in Metabasis’ other filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Metabasis is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Metabasis Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
Assets:
Current assets:
Cash and securities available-for-sale	$32,782	$42,438
Other current assets	1,369	1,157
Total current assets	34,151	43,595
Property and equipment, net	5,285	6,356
Other assets	297	172
Total assets	$39,733	$50,123

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable and accrued liabilities	$2,804	$4,934
Other current liabilities	12,482	6,593
Total current liabilities	15,286	11,527
Long-term liabilities	12,289	6,495
Stockholders’ equity	12,158	32,101
Total liabilities and stockholders’ equity	$39,733	$50,123

Metabasis Therapeutics, Inc.

Condensed Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Sponsored research	$659	$937	$1,698	$2,813
License fees	743	1,417	1,333	4,550
Other revenue	—	299	—	320
Total revenues	1,402	2,653	3,031	7,683

Operating expenses:
Research and development	8,480	10,866	27,892	31,437
General and administrative	2,659	2,834	7,747	9,284
Total operating expenses	11,139	13,700	35,639	40,721

Loss from operations	(9,737)	(11,047)	(32,608)	(33,038)
Total interest income, net	(97)	567	132	2,117
Net loss	$(9,834)	$(10,480)	$(32,476)	$(30,921)
Basic and diluted net loss per share	$(0.28)	$(0.34)	$(0.97)	$(1.01)
Shares used to compute basic and diluted net loss per share	35,042	30,650	33,354	30,552